PRIVATE INVESTMENT COMPANY

CUSTODIAN AGREEMENT

THIS AGREEMENT is made and effective as of the last date written below, by and between CTAAIF FUND LIMITED, an exempted Cayman Islands company with limited liability (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the Company is a wholly-owned subsidiary of the Catalyst/Teza Algorithmic Allocation Income Fund, a series of Mutual Fund Series Trust, an investment company registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Custodian is in the business of, among other things, providing custodial services to private investment companies;

WHEREAS, the Company desires to retain the Custodian to act as custodian of its cash and assets, including securities; and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

(a)	“Authorized Person” means any person authorized by the Company, on the list attached hereto as Exhibit A (as amended from time to time), to give Written Instructions on behalf of the Company. An Authorized Person’s scope of authority is subject to the Cash Management Payments and Authorised Signing Policy (the “Authorised Signatory List”) attached at Exhibit A. Updated versions of the Authorised Signatory List will be provided to the Custodian by the Company from time to time and shall be deemed to replace Exhibit A hereto in its entirety upon receipt by the Custodian. “Written Instructions” mean (i) written instructions signed by an Authorized Person ( in accordance with Exhibit A) and received by the Custodian, or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered electronically or by hand, electronic mail or facsimile sending device.
(b)	“Securities” means any “security” as that term is defined in Section 2(a) (36) of the Investment Company Act.
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(c)	“Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.
(d)	“Depository” shall include the Book-Entry System, the Depository Trust Company and any other securities depository, book-entry system or clearing agency (and their respective successors and nominees) authorized to act as a securities depository, book-entry system or clearing agency pursuant to applicable law and identified to Customer from time to time

Article 2

APPOINTMENT OF CUSTODIAN

The Company hereby appoints the Custodian as custodian of all cash and assets, including Securities, owned by or in the possession of the Company at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement. The Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement and to establish and maintain one or more securities accounts and cash accounts in which the Custodian will hold Securities and cash identified on its books and records as belonging to the Company. The services and duties of the Custodian shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Custodian hereunder.

The Company hereby authorizes the Custodian to hold any Securities received by it from time to time for the Company Account (as defined in Article 5 herein). The Custodian shall be entitled to utilize Depositories to the extent possible in connection with its performance hereunder. Securities and cash deposited by Custodian in a Depository will be held subject to the rules, terms and conditions of such Depository. The records of the Custodian with respect to Securities of the Company maintained in a Book-Entry System or Depositary shall, by book-entry identify such Securities as belonging to the Company.

Article 3

INSTRUCTIONS

(a)	Unless otherwise provided in this Agreement, the Custodian shall act only upon Written Instructions.
(b)	The Custodian shall be entitled to rely upon any Written Instruction it receives from an Authorized Person pursuant to this Agreement. The Custodian may assume that any Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Company or of any vote, resolution or proceeding of the Company or the Company’s members, unless and until the Custodian receives Written Instructions to the contrary.
(c)	Where Written Instructions reasonably appear to have been received from an Authorized Person, the Custodian shall incur no liability to the Company in acting
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upon such Written Instruction provided that the Custodian’s actions comply with the other provisions of this Agreement.

Article 4

NAMES, TITLES, AND SIGNATURES OF AUTHORIZED PERSONS

The Company shall provide to the Custodian the names, titles, and signatures of Authorized Persons who are authorized to give Written Instructions to the Custodian on behalf of the Company in a form as set out in Exhibit A hereto. The Company agrees that, whenever any change in such authorization occurs, it will file with the Custodian a new certified list of names, titles, and signatures and such updated list shall replace Exhibit A hereto in its entirety. The Custodian is authorized to rely and act upon the names, titles, and signatures of the individuals as they appear in the most recent certified list which has been delivered to the Custodian.

Article 5

RECEIPT AND DISBURSEMENT OF MONEY

Section 5.1     The Company shall, from time to time, cause cash owned by the Company to be delivered to the Custodian, but the Custodian shall not be under any obligation or duty to determine whether all cash of the Company is being so deposited or to take any action or to give any notice with respect to cash not so deposited. The Custodian agrees to hold such cash, together with any other sum collected or received by it, for or on behalf of the Company in an account designated for that purpose (the “Company Account”). The Custodian shall make payments of cash from the Company Account only:

(a)	for bills, statements and other obligations of the Company (including but not limited to obligations in connection with the interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors’ fees, transfer agents’ fees, brokerage commissions, compensation to personnel, and other operating expenses of the Company) pursuant to Written Instructions from the Company setting forth the name of the person to whom payment is to be made, the amount of the payment, and the purpose of the payment;
(b)	upon receipt of Written Instructions to transfer cash to (i) the Company’s managed accounts with its clearing brokers, (ii) deposit accounts held with banks in the name of the Company or (iii) the initial margin segregated account held in the name of the Company with a securities intermediary and subject to a lien in favor of the fund’s clearing broker;
(c)	upon receipt of Written Instructions to move cash for the purpose of purchasing a Treasury Bill on behalf of the Company in accordance with such procedures as may be agreed between the Parties for this purpose;
(d)	as provided in Article 7 hereof; and
(e)	upon the termination of this Agreement
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Section 5.2    The Custodian is hereby appointed the attorney-in-fact of the Company for the exclusive purpose of enforcing and collecting all checks, drafts, or other orders for the payment of money received by the Custodian for the Company Account and drawn to or to the order of the Company and to deposit them in the Company Account.

Article 6

RELEASE OF SECURITIES

Upon receipt of Written Instructions, the Custodian shall release, or cause the Depository to release and deliver Securities from the Company Account. If Securities sold by the Company are held in a Book-Entry System or Depository the Custodian shall transfer such Securities upon (i) receipt of advice of the Book-Entry System or Depository that payment for such Securities has been transferred to the Depository for receipt by the Company and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Company.

Article 7

CUSTODIAN’S ACTS WITHOUT INSTRUCTIONS

Unless and until the Custodian receives contrary Written Instructions from the Company, the Custodian shall, without order from the Company:

(a)	Present for payment all bills, notes, checks, drafts, and similar items, and all coupons or other income items (except stock dividends), held or received for the account of the Company, and which require presentation in the ordinary course of business, and credit such items to the Company Account pursuant to the Custodian’s then current funds availability schedule, but the Custodian shall have no duty to take action to effect collection of any amount if the assets upon which such payment is due are in default or if payment is refused after due demand and presentation;
(b)	Deposit any cash received by it from, for or on behalf of the Company to the credit of the Company in the Company Account (in its own deposit department without liability for interest); and
(c)	Charge against the Company Account for Company disbursements authorized to be made by the Custodian hereunder and actually made by it, and notify the Company of such charges at least once a month.

Article 8

TRANSFER TAXES AND OTHER DISBURSEMENTS

The Company shall pay or reimburse the Custodian for any transfers incident to the termination of this Agreement, and for all other necessary and proper disbursements, advances and expenses made or incurred by the Custodian in the performance or incident to the termination of this Agreement, and the Custodian shall have a lien upon any cash held by it for

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the account of the Company for all such items, enforceable, after 30 days’ written notice by registered mail to the Company. In the event that any advance of funds is made by Custodian on behalf of the Company, the Company agrees to repay the Custodian on demand the amount of the advance plus accrued interest at the prime rate minus 100 basis points.

Article 9

CUSTODIAN’S REPORT

The Custodian shall furnish the Company, as of the close of business on the last business day of each month, a statement showing all cash transactions and entries for the Company Account.

Article 10

COMPENSATION OF CUSTODIAN

The Custodian shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Custodian shall also be compensated for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Custodian in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify the Custodian in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

Article 11

REPRESENTATIONS AND WARRANTIES

Section 11.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Custodian, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other
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laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 11.2 Representations and Warranties of the Custodian. The Custodian hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b)	This Agreement has been duly authorized, executed and delivered by the Custodian in accordance with all requisite action and constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
(c)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Article 12

STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

Section 12.1 Standard of Care. The Custodian shall exercise reasonable care in the performance of its duties under this Agreement. The Custodian shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond the Custodian’s control, except a loss arising out of or relating to the Custodian’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. The Custodian shall be entitled to rely on and may act upon advice of counsel on all matters provided such actions are in compliance with the terms of this Agreement. The Custodian shall

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promptly notify the Company of any action taken or omitted by the Custodian pursuant to advice of counsel.

Section 12.2. Actual Collection Required. The Custodian shall not be liable for, or considered to be the custodian of, any cash belonging to the Company or any money represented by a check, draft or other instrument for the payment of money, until the Custodian or its agents actually receive such cash or collect on such instrument.

Section 12.3 Reliance Upon Documents and Instructions. The Custodian shall be entitled to rely upon any certificate, notice or other instrument in writing received by it from the Company duly executed by an Authorized Person and reasonably believed by it to be genuine. The Custodian shall be entitled to rely upon any Written Instructions actually received by it pursuant to this Agreement.

Section 12.4 Indemnification by Company. The Company shall indemnify and hold harmless the Custodian from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) that the Custodian may sustain or incur or that may be asserted against the Custodian by any person arising directly or indirectly (a) from any action taken or omitted to be taken by the Custodian (i) at the request or direction of or in reliance on the advice of the Company, or (ii) upon Written Instructions, or (b) from the performance of its obligations under this Agreement, provided that the Custodian shall not be indemnified and held harmless from and against any such claim, demand, loss, expense or liability arising out of or relating to its refusal or failure to comply with the terms of this Agreement, failure to comply with a Written Instruction or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Custodian” shall include the Custodian’s directors, officers and employees.

Section 12.5 Indemnification by Custodian. The Custodian shall indemnify and hold harmless the Company from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by the Custodian as a result of the Custodian’s refusal or failure to comply with the terms of this Agreement, the Custodian’s failure to comply with a Written Instruction, or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Custodian, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

Section 12.6 Security. If the Custodian advances cash to the Company for any purpose, or in the event that the Custodian incurs, in connection with its performance under this Agreement, any claim, demand, loss, expense or liability (including reasonable attorneys' fees) (except such as may arise from its bad faith, negligence or willful misconduct), then, in any such event, any property at any time held for the account of the

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Company shall be security therefor, and should the Company fail promptly to repay or indemnify the Custodian, the Custodian shall be entitled to utilize available cash of such Company and to dispose of other assets of such Company to the extent necessary to obtain reimbursement or indemnification.

Section 12.7 Miscellaneous.

(a)	Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.
(b)	In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, the Custodian shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. The Custodian will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of the Custodian. The Custodian agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect the Custodian’s premises and operating capabilities at any time during regular business hours of the Custodian, upon reasonable notice to the Custodian. Moreover, the Custodian shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of the Custodian relating to the services provided by the Custodian under this Agreement. Notwithstanding the above, the Custodian reserves the right to reprocess and correct administrative errors at its own expense.
(c)	In order that the indemnification provisions contained in this Article shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
(d)	The indemnity and defense provisions of this Article shall indefinitely survive the termination and/or assignment of this Agreement.
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Article 13

PROPRIETARY AND CONFIDENTIAL INFORMATION

The Custodian agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential investors thereof (and clients of said investors) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company or any state authority or regulatory body that the Company and/or its Investment Advisor is regulated by. Records and other information which have become known to the public through no wrongful act of the Custodian or any of its employees, agents or representatives, and information that was already in the possession of the Custodian prior to the receipt thereof from the Company or its agent, shall not be subject to this paragraph. Further, the Custodian will adhere to any privacy policies adopted by the Company.

Article 14

RECORDS

The books and records pertaining to the Company, which are in the possession or under the control of the Custodian, shall be the property of the Company. The Custodian shall keep such books and records in the form and manner, and for such period, as it may deem advisable, as is consistent with industry practice and as is agreeable to the Company. The Company and Authorized Persons shall have reasonable access to such books and records at all times during the Custodian’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by the Custodian to the Company or to an Authorized Person or any state authority or regulatory body that the Company and/or its Investment Advisor is regulated by, at the Company’s expense.

Article 15

TERM OF AGREEMENT; AMENDMENT

This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by the Custodian and the Company.

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Article 16

DUTIES IN THE EVENT OF TERMINATION

Upon termination of this Agreement, the assets of the Company held by the Custodian shall be delivered by the Custodian to a successor custodian upon receipt of Written Instructions designating the successor custodian and if no successor custodian is designated, the Custodian shall, upon such termination, deliver all such assets to the Company. In addition, the Custodian shall transfer to such successor custodian or to the Company, as the case may be, at the expense of the Company, all relevant books, records, correspondence, and other data established or maintained by the Custodian under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which the Custodian has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor or the Company, as the case may be.

Article 17

MISCELLANEOUS

(a)	Compliance with Laws. In the performance of its duties hereunder, the Custodian undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Custodian hereunder, including, without limitation, the requirements of Rule 17f-4 under the Investment Company Act. Except as specifically set forth herein, the Custodian assumes no responsibility for such compliance by the Company.
(b)	Assignment. This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.
(c)	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.
(d)	No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
(e)	Services Not Exclusive. Nothing in this Agreement shall limit or restrict the Custodian from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
(f)	Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or
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unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(g)	Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to the Custodian shall be sent to:

U.S. Bank N.A.

U.S. Bank Tower
425 Walnut Street, Cincinnati,

OH 45202 | CN-OH-W6TC

Attn: Global Fund Custody Support Services

Phone: 513.632.2443

Fax: 844.206.1025

Email: Trust.-.Fund.Custody.Conversion.Team@usbank.com

and

Notice to the Company shall be sent to:

CTAAIF Fund Limited,

c/o Mutual Fund Series Trust

36 New York Avenue, Floor 3

Huntington, NY 11743

(h)	Multiple Originals. This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

CTAAIF FUND LIMITED

By: /s/ Jennifer Bailey______________

Name: Jennifer Bailey________________

Title: Secretary_____________________

U.S. BANK NATIONAL ASSOCIATION

By: /s/Anita Zagrodnik______________

Name: Anita Zagrodnik________________

Title: Senior Vice President____________

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EXHIBIT A

List of Authorized Persons – CTAAIF Fund Limited

Name	Title

Please see attached authorized signatory list.

A-1

EXHIBIT B

Custodian Compensation for CTAAIF Fund Limited

$150 per year plus Portfolio Transaction Fees as custody sub – account of the custody account for the Catalyst/Teza Algorithmic Allocation Income Fund

B-1

EXHIBIT C

SHAREHOLDER COMMUNICATIONS ACT AUTHORIZATION

CTAAIF Fund Limited

The Shareholder Communications Act of 1985 requires banks and trust companies to make an effort to permit direct communication between a company which issues securities and the shareholder who votes those securities.

Unless you specifically require us to NOT release your name and address to requesting companies, we are required by law to disclose your name and address.

Your “yes” or “no” to disclosure will apply to all securities U.S. Bank holds for you now and in the future, unless you change your mind and notify us in writing.

______ YES	U.S. Bank is authorized to provide the Trust’s name, address and security position to requesting companies whose stock is owned by the Trust.

______ NO	U.S. Bank is NOT authorized to provide the Trust’s name, address and security position to requesting companies whose stock is owned by the Trust.

CTAAIF Fund Limited

By: /s/ Jennifer Bailey___________________

Title: Secretary_________________________

Date: December 7, 2019__________________

C-1